                                                             EXHIBIT 22(h)(5)(g)

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                        GARTMORE VARIABLE INSURANCE TRUST

      AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of May 1, 2004 by and between GARTMORE GLOBAL ASSET MANAGEMENT TRUST (the "Investment Adviser") and GARTMORE VARIABLE INSURANCE TRUST (the "Trust"), a Massachusetts business trust, on behalf of each of the funds listed on Exhibit A (each, a "Fund").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end management company of the series type, and each Fund is a series of the Trust; and

      WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

      WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would be subject.

      NOW, THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

      1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund or a class of a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions, Rule 12b-1 fees, fees paid pursuant to an Administrative Services Plan, short sale dividend expenses, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

      1.2. Operating Expense Limit. The Operating Expense Limit in any year shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

      1.3. Method of Computation. To determine the Investment Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund class, the Investment Adviser shall (i) waive or reduce its advisory fee by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit, and/or (ii) remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to satisfy such Excess Amount.

      1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.    Reimbursement of Fee Waivers and Expense Reimbursements.

      2.1. Reimbursement. If in any fiscal year during which total Fund assets are greater than $100 million and in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Investment Adviser shall be entitled to reimbursement by a Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Investment Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment Adviser and all other payments remitted by the Investment Adviser to a Fund, pursuant to Section 1 hereof, less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments; provided, however, that no Reimbursement Amount shall be paid at a date more than three (3) years after the fiscal year when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund for the corresponding Excess Amount pursuant to Section 1. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

      2.2. Board Approval. No reimbursement shall be paid to the Investment Adviser pursuant to this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of this Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any portion of the Reimbursement Amount may be paid to the Investment Adviser in such quarter.

      2.3. Method of Computation. To determine a Fund's payments, if any, to reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund class shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, a Fund, only with the prior approval of the Board, shall pay to the Investment Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Investment Adviser will not exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater than the Operating Expense Limit for one or more months in a quarter and less than the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board for approval.

      2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.    Term and Termination of Agreement.

      This Agreement shall initially continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue to accrue for more than three years after the fiscal year when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund for the corresponding Excess Amount pursuant to Section 1. The parties hereby agree that the initial Operating Expense Limits describe herein shall remain in place until at least the date listed on Exhibit A.

4.    Miscellaneous.

      4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                         GARTMORE VARIABLE INSURANCE TRUST

                                         By: ___________________________________
                                         Name:
                                         Title:

                                         GARTMORE GLOBAL ASSET MANAGEMENT TRUST

                                         By: ___________________________________
                                         Name:
                                         Title:

                                    EXHIBIT A
                   to the Expense Limitation Agreement between
                        GARTMORE VARIABLE INSURANCE TRUST
                                       and
                     GARTMORE GLOBAL ASSET MANAGEMENT TRUST

                                   May 1, 2004

               Name of Fund                                    Expense Limitation for Fund*
               ------------                                    ----------------------------
Gartmore GVIT European Leaders Fund                            Class I               1.25%
(formerly Gartmore NSAT European Leaders Fund)                 Class II              1.25%
                                                               Class III             1.25%

Gartmore GVIT Asia Pacific Leaders Fund                        Class I               1.25%
(formerly Gartmore NSAT Asia Pacific                           Class II              1.25%
     Leaders Fund)                                             Class III             1.25%

Gartmore GVIT Global Financial Services Fund                   Class I               1.25%
                                                               Class II              1.25%
                                                               Class III             1.25%

Gartmore GVIT Global Utilities Fund                            Class I               1.05%
                                                               Class II              1.05%
                                                               Class III             1.05%

Gartmore GVIT Developing Markets Fund                          Class I               1.35%
                                                               Class II              1.35%

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*Effective until at least April 30, 2005. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.